Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

To The Board of Directors
Alliance Bankshares Corporation
Chantilly, Virginia

     We consent to the use and incorporation by reference in this registration statement on Form SB-2 of Alliance Bankshares Corporation of our report, dated January 28, 2003, relating to the consolidated balance sheets of Alliance Bankshares Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three years ended December 31, 2002. We further consent to the reference to our firm under the caption “Experts” in the prospectus forming a part of the registration statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
December 23, 2003